Registration No. 333-143104

As filed with the Securities and Exchange Commission on April 25, 2018

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Bay Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Maryland	52-1660951
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o Old Line Bancshares, Inc.

1525 Pointer Ridge Place

Bowie, Maryland 20716

(Address of Principal Executive Offices and Zip Code)

Carrollton Bancorp 2007 Equity Plan

(Full title of the plan)

Copies to:
James W. Cornelsen	Frank C. Bonaventure, Jr., Esquire
President and Chief Executive Officer	Baker Donelson, Bearman, Caldwell &
Old Line Bancshares, Inc.	Berkowitz, PC
1525 Pointer Ridge Place	100 Light Street
Bowie, MD 20716	Baltimore, MD 21202
(Name and address of agent for service)	(410) 685-1120

(301) 430-2500

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Explanatory Note

This Post-Effective Amendment relates to the following Registration Statement on Form S-8 (the “Registration Statement”): Registration Statement No. 333-143104 registering 500,000 shares of Bay Bancorp, Inc. common stock, par value $1.00 per share (“Bay Bancorp Common Stock”) in connection with the Carrollton Bancorp 2007 Equity Plan.

Pursuant to the Agreement and Plan of Merger, dated as of September 27, 2017, by and between Old Line Bancshares, Inc. and Bay Bancorp, Inc., Bay Bancorp, Inc. merged with and into Old Line Bancshares, Inc. with Bay Bancorp, Inc. ceasing to exist and Old Line Bancshares, Inc. continuing as the surviving corporation. The merger became effective at 6:00 p.m. on April 13, 2018.

Upon the closing of the merger, each outstanding share of Bay Bancorp Common Stock was converted into the right to receive 0.4088 of a share of Old Line Bancshares, Inc. common stock. Shares of Bay Bancorp Common Stock are no longer listed on the Nasdaq Stock Market LLC.

As a result of the merger, Bay Bancorp, Inc. has terminated all offerings of securities pursuant to the Registration Statement. In accordance with the undertaking made by Bay Bancorp, Inc. in the Registration Statement to remove from registration by means of a post-effective amendment any of its securities being registered under the Registration Statement that remain unsold at the termination of the offering, Old Line Bancshares, Inc. (as successor to Bay Bancorp, Inc.) hereby terminates the effectiveness of the Registration Statement and deregisters any and all shares of Bay Bancorp Common Stock originally reserved for issuance under the plan covered by the Registration Statement and registered under the Registration Statement that remain unsold or unissued as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Old Line Bancshares, Inc. (as successor to Bay Bancorp, Inc.) certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Bowie, State of Maryland, on April 25, 2018.

OLD LINE BANCSHARES, INC.

By:	/s/ James W. Cornelsen
James W. Cornelsen
Chief Executive Officer and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment to the registration statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ James W. Cornelsen	Director, President and Chief Executive Officer (Principal	April 25, 2018
James W. Cornelsen	Executive Officer)

/s/ Elise M. Hubbard	Chief Financial Officer (Principal Accounting and Financial	April 25, 2018
Elise M. Hubbard	Officer)

	Director	April __, 2018
Steven K. Breeden

/s/ Craig E. Clark	Director and Chairman of the Board	April 25, 2018
Craig E. Clark

/s/ James R. Clifford, Sr.	Director	April 25, 2018
James R. Clifford, Sr.

/s/ Stephen J. Deadrick	Director	April 25, 2018
Stephen J. Deadrick

/s/ James F. Dent	Director	April 25, 2018
James F. Dent

/s/ Andre’ J. Gingles	Director	April 25, 2018
Andre’ J. Gingles

/s/ Thomas H. Graham	Director	April 25, 2018
Thomas H. Graham

/s/ Eric D. Hovde	Director	April 25, 2018
Eric D. Hovde

	Director	April __, 2018
Frank Lucente, Jr.

/s/ Gail D. Manuel	Director	April 25, 2018
Gail D. Manuel

	Director	April __, 2018
Carla Hargrove McGill

/s/ Gregory S. Proctor, Jr.	Director	April 25, 2018
Gregory S. Proctor, Jr.

/s/ Jeffrey A. Rivest	Director	April 25, 2018
Jeffrey A. Rivest

/s/ Suhas R. Shah	Director	April 25, 2018
Suhas R. Shah

/s/ John M. Suit, II	Director	April 25, 2018
John M. Suit, II

/s/ Frank E. Taylor	Director	April 25, 2018
Frank E. Taylor

/s/ Joseph J. Thomas	Director	April 25, 2018
Joseph J. Thomas